Exhibit 12.1
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             Electronic Retailing Systems International, Inc.
             Computation of Ratio of Earnings to Fixed Charges
                   (Amounts in thousands of dollars)


                                                 Year Ended December 31,
                                           -----------------------------------
                                           1998          1997         1996
                                           -----------------------------------
Pre-tax from continuing operations         $(34,313)     $(26,873)    $(9,412)

Fixed Charges:
-------------
Interest expense & amortization              16,886        14,024         382

Rentals:
 Buildings  33%                                 315           141          93
 Office and other leased equipment  33%           8            13          11
                                           ---------     --------     -------

Total fixed charges                          17,209        14,178         486
                                            --------     --------     -------
Earnings before income taxes, minority
 interest and fixed charges                 (17,104)      (12,695)     (8,926)
                                           --------      --------     -------

Ratio of earnings to fixed charges            (0.99)        (0.90)     (18.37)
                                           ========     =========      ======

Deficiency of earnings to fixed charges    $ 34,313      $ 26,873     $ 9,412
                                           ========      ========     =======

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